Filed Pursuant to Rule 433

Registration No. 333-138755

333-138755-01

Final Term Sheet

April 25, 2007

Textron Financial Corporation

$60,000,000 Re-Opening of Floating Rate Notes due 2010

Issuer:	Textron Financial Corporation
Issue of Securities:	Medium-Term Notes, Series F due March 19, 2010
Face Amount:	$60,000,000
Trade Date:	April 25, 2007
Settlement Date:	May 2, 2007
Maturity Date:	March 19, 2010
Price to Public:	99.99759%
Issue Price:	99.86337%
Accrued Interest:	$399,666.67
Proceeds to Issuer:	$60,317,688.67
Coupon:	3-month LIBOR + 10 bps
Interest Payment Dates:	Quarterly on the 19th of each June, September, December and March, subject to Modified Following Business Day
Optional Redemption:	None
CUSIP:	88319QL43
Agent:	HSBC Securities (USA) Inc., Barclays Capital, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049 (HSBC) or 1-888-227-2275 ext. 2663 (Barclays).

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